Exhibit 99.1

News

News

News

FOR IMMEDIATE RELEASE

CONTACT:    Nigel P. Hebborn,

                         Executive Vice President

                         401-274-5658 ext. 714

                         www.nestor.com

NESTOR, INC. ANNOUNCES PRIVATE PLACEMENT OF

$28 MILLION OF CONVERTIBLE NOTES

COMPANY RESTRUCTURES DEBT TO SUPPORT

CAPITAL EXPENDITURES AND GROWTH STRATEGY

PROVIDENCE, Rhode Island, May 25, 2006 – Nestor, Inc. (NASDAQ: NEST) announced that earlier today it sold $28.55 million principal amount of senior secured convertible notes that are due in 2011 to several institutional and accredited investors in a private placement exempt from registration under the Securities Act of 1933. Cowen and Company acted as exclusive placement agent for the offering.

The notes initially carry a 7.0% coupon, payable quarterly, and are convertible into shares of Nestor’s common stock at $3.60 per share, subject to anti-dilution adjustments. The notes included certain forced conversion and put rights. Among the put rights is the investors’ right to require the Company to repurchase up to $5.7 million principal amount of the notes on or before December 29, 2006. The coupon may decline to 5.0% or increase to 9.0% based upon certain earnings-related measures. The Company also issued warrants to purchase 1,982,639 shares of common stock at $4.35 per share that expire on May 25, 2011. The warrants are also subject to anti-dilution adjustments.

The Company will use the net proceeds from the sale for capital expenditures, including the installation of automated traffic enforcement systems pursuant to existing contracts, to repay $6.9 million of existing secured debt and interest, to repurchase $2.35 million principal amount of its 5% senior convertible notes for $2.42 million including accrued interest and repurchase premium and for other general corporate purposes, including working capital. In addition, the holders of the remaining $2.85 million principal amount of its 5% senior convertible notes have agreed to extend the maturity of their 5% senior convertible notes to May 25, 2009 from October 31, 2007 and have received warrants to purchase 163,793 shares of common stock at $4.35 per share that expire in May 2009.

The Company is required by the terms of the transaction to seek stockholder approval of the transaction at its next stockholders meeting. Certain terms of the transaction, including the convertibility of the notes and the exercisability of the warrants issued to the purchasers insofar as the conversion or exercise would result in the issuance of more shares than 19.99% of the currently outstanding stock, require stockholder approval.

Nestor, Inc.        42 Oriental Street        Providence, RI        02908

Ph: (401) 274-5658        Fax: (401) 274-5707        www.nestor.com

This press release provides only a summary of the transaction. The Company will file a Current Report on Form 8-K further describing the transaction, which will include as an Exhibit the Securities Purchase Agreement. The description of the transaction presented here is qualified in its entirety by the Current Report and the Exhibits to that Report.

The announcement of this placement of convertible senior subordinated notes as detailed in this press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes, the warrants or the shares of common stock issuable upon conversion of the notes or the exercise of the warrants. The convertible senior subordinated notes, the warrants and the shares of common stock issuable upon conversion of the notes and exercise of the warrants have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

Nestor Traffic Systems provides automated traffic enforcement solutions to state and municipal governments. Nestor Traffic Systems is the exclusive North American distributor for Vitronic’s PoliScanSpeed™ scanning LiDAR, which tracks multiple vehicles bidirectionally in multiple lanes simultaneously. CrossingGuard® uses patented multiple, time-synchronized videos to capture comprehensive evidence of red light and speed violations. CrossingGuard®is registered trademark of Nestor Traffic Systems, Inc. Collision Avoidance™ and NTS Video VASCAR™ are trademarks of Nestor Traffic Systems, Inc. PoliScanSpeed™ is a trademark of Vitronic. For more information, call (401) 274-5658 or visit www.nestor.com.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements and investors should not place undue reliance on our forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, patent protection of our technology, and other factors discussed in Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC. Investors are advised to read Nestor’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report. The forward-looking statements included in this press release represent our current views and we specifically disclaim any obligation to update these forward-looking statements in the future.

# # #

Nestor, Inc.        42 Oriental Street        Providence, RI        02908

Ph: (401) 274-5658        Fax: (401) 274-5707        www.nestor.com